Exhibit 10.9

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

Phone: (408) 855-9200

Fax: (408) 855-9201

www.easic.com

October 15, 2010

Ronnie Vasishta

eASIC Corporation

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

Re: Amended and Restated Employment Agreement

Dear Ronnie:

As we have discussed, this letter agreement sets forth your amended and restated employment agreement (the “Agreement”) with eASIC Corporation (the “Company”), which supersedes and replaces in full your previous employment agreement with the Company dated January 29, 2008. This Agreement is effective as of October 15, 2010 (the “Effective Date”), provided that you have signed and returned this Agreement within ten (10) business days after receipt.

1. Compensation (Salary; Incentive). Your current salary shall remain intact for the remainder of 2010. Beginning January 1, 2011, you will be paid an annual base salary of $250,000 (payable in accordance with the Company’s usual payroll practice), which covers all hours worked; and you will be eligible to earn an annual performance bonus of up to $100,000 based on the assessment by the board of directors of the Company (the “Board”) of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion for fiscal year 2011 and for each year thereafter. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. The annual performance bonus, if earned, will be paid no later than January 31 of the calendar year after the year to which it relates. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and are subject to change at the discretion of the Board (or any authorized committee thereof).

2. Duties. You have been appointed by the Company to serve as its Chief Executive Officer and you shall perform the duties of such positions as are customary and as may be required by the Board. Throughout the term of your employment, you will devote on a full time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision and direction of the Board. You will also be entitled to a seat on the Board as long as you hold the position of Chief Executive Officer.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow written office policies and procedures adopted from time to time by the Company. You will also be required to provide the Company with an I-9 form and satisfactory documentation confirming your right to work in the United States.

3. Proprietary Information Agreement. The Company’s standard Proprietary Information and Invention Agreement (the “PIIA”), which you have already signed and remains in full force and effect, is incorporated herein by reference.

4. Stock Options.

(a) Existing Options. Previously you were granted multiple stock options to purchase a total of 3,971,304 shares of Company common stock, of which you have exercised a total of 400,000 shares (collectively, the “Existing Options”). The Existing Options shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices and plan documents, provided however that, the Existing Options are hereby amended to incorporate the provisions contained in Sections 4(c)-(d) below.

(b) New Options. At the most recent meeting of the Board of Directors you were granted two options (collectively, the “New Options”): (i) one option to purchase 2,574,621 shares of Company’s common stock (the “True-Up Option”), (ii) one option to purchase 2,054,426 shares of the Company’s common stock (the “Additional Option”) and (iii) one option to purchase 1,228,622 shares of the Company’s common stock (the “Performance Option”), each at an exercise price equal to the fair market value on the date of grant, as determined by the Board, pursuant to the Company’s 2010 stock option plan (the “Plan”). The New Options will be immediately exercisable, subject to the Company’s right of repurchase over any unvested shares. The shares subject to the True-Up Option shall vest monthly over four years from the vesting commencement date of the date of grant. The shares subject to the Additional Option shall vest monthly over four years from the vesting commencement date of the date of grant. The shares subject to the Performance Option shall vest as follows: (x) 50% of the shares shall vest upon the Company’s attainment of its Board approved FY2011 financial plan during your Continuous Service (as defined in the Plan) as the Company’s Chief Executive Officer, (y) 50% of the shares shall vest upon the Company’s attainment of its Board approved FY2012 financial plan during your Continuous Service as the Company’s Chief Executive Officer, and (z) 100% of the shares shall vest upon the effectiveness of the Company’s initial public offering occuring prior to December 31, 2013 and during your Continuous Service as the Company’s Chief Executive Officer. Notwithstanding the foregoing, any unvested shares under the Performance Option outstanding as of the 10th anniversary of the date of grant shall vest on such date assuming your Continuous Service through such date; any unvested shares under the Performance Option shall not vest and shall immediately terminate upon a Change in Control. The New Options shall be subject to other standard provisions as set forth in the Plan and your option agreements and related documents.

(c) Change in Control Acceleration. In the event of (i) your involuntary termination by the Company without Cause, or (ii) your voluntary termination for Good Reason, in either case occurring after a Change in Control but not later than twelve (12) months following a Change in Control, and subject to your signing, dating, returning to the Company and allowing to become effective a general release of all known and unknown claims in favor of the Company and its officers, directors, shareholders, employees, agents and successors, the Existing Options, the True-Up Option and the Additional Option will be subject to vesting acceleration of 100% of each such option’s then unvested shares. Furthermore, upon your Continuous Service as the Company’s Chief Executive Officer (or such other position with substantially similar duties and scope) through the first anniversary of a Change of Control, the Existing Options, the True-Up Option and the Additional Option will be subject to vesting acceleration of 100% of each such option’s then unvested shares.

(d) Post-Termination Exercise Period. The Existing Options and the New Option are hereby amended to provide that all stock options outstanding as of the date of the termination of your employment for any reason (and regardless of whether your employment terminates at your request or the Company’s request), will be exercisable until the earlier of (i) the original end of the term of each such option, or (ii) the date that is ninety (90) days after the three (3) year anniversary of the employment termination date.

5. Severance Benefits. In the event of your involuntary termination by the Company without Cause, or your termination of employment with the Company for Good Reason, and subject to (A) your signing, dating, returning to the Company and allowing to become effective a general release of all known and unknown claims in favor of the Company and its officers, directors, shareholders, employees, agents and successors, and (B) your agreement to seek diligently a new position of comparable responsibility and compensation, then you will receive the following as your sole severance benefits (the “Severance Benefits”): (i) severance pay in the form of continuation of your base salary in effect as of the employment termination date for nine (9) months, less applicable withholding taxes, payable in accordance with the Company’s normal payroll practices, plus (ii) if you timely elect continued group health insurance coverage under federal COBRA law or applicable state insurance laws (collectively, “COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical insurance coverage in effect for yourself and your eligible dependents on the employment termination date for a period of nine (9) months following your termination (provided that such COBRA payments shall terminate on such earlier date as you are no longer eligible for COBRA coverage). The salary continuation payments described in clause (i) above will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the nine (9) month period following your termination; provided, however, that no payments will be made prior to the effective date of the release of claims. On the first payroll pay day following the effective date of the release of claims, the Company will pay the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay in the effectiveness of the release of claims, with the balance of the cash severance being paid as originally scheduled. Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, all Severance Benefits shall cease under this Section 5 upon your commencement of employment or a full-time consulting relationship with another company or other employer. You agree to notify the Company in writing during the nine-month period following the date of your employment termination of your commencement of employment or a full-time consulting relationship.

6. Employee Benefits. You will be eligible for paid vacation, holidays, health benefits and other employee benefits, in accordance with the Company’s employee policies and benefit plans as developed, adopted and modified from time to time. The Company reserves the right to modify or cancel such benefits at any time.

7. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) Definition of Change in Control. “Change in Control” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) if as a result of such transaction or series of related transactions the shareholders of the Company prior to the commencement of the transaction or transactions own less than thirty percent (30%) of the voting shares of the entity surviving such transaction or transactions; (ii) the sale, transfer or other disposition of all or substantially all assets of the Company; or (iii) a sale of all or substantially all of the capital stock of the Company.

(b) Definition of Cause. “Cause” means (i) your conviction or plea of nolo contendere to a felony or other intentional misconduct that, in the reasonable and good faith determination of the Board, (A) makes it impracticable for you to discharge substantially all of your duties as an officer of the Company, or (B) has a deleterious effect on the Company’s reputation in its market or in the financial community, (ii) you commit gross negligence or intentional misconduct (including, without limitation, embezzlement, fraud or dishonesty) that is materially injurious to the Company, or (iii) you violate in a material respect your employment duties (including, but not limited to, (A) a willful or grossly negligent act by you constituting a material breach of the PIIA or (B) your failure to substantially perform your duties as an employee of the Company consistent with your title and duties and you do not cure such violation within fifteen (15) calendar days after receiving written notice from the Company detailing the specific actions of such failure to perform and the specific actions necessary for you to cure such failure to perform).

(c) Definition of Good Reason. “Good Reason” means your resignation of employment with the Company as a result of any action by the Company (or its successor or acquirer) which, without your written consent, (i) materially reduces the amount of your then annual base compensation, except for a general reduction that applies proportionally to similarly situated employees, or (ii) unilaterally and materially changes your title and duties; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in your title and duties to a position that is substantially comparable in salary and responsibility to your current position shall not constitute “Good Reason”, or (iii) relocation of your principal place of employment by more than twenty-five (25) miles, or (iv) a successor entity’s failure to assume this Agreement, or (v) any material breach by the Company of any material provision of any written agreement between you and the Company. For your resignation to qualify as “Good Reason,” the following also must occur: (A) within the 60-day period immediately following the material change or reduction that you claim constitutes Good Reason for your resignation, you provide the Board with written notice of the applicable material change or reduction; (B) such material change or reduction is not remedied by the Company within thirty (30) days following the Board’s receipt of such written notice from you; and (C) your resignation of employment is effective not later than thirty (30) days after the expiration of the aforementioned thirty (30) day cure period.

8. At-Will Employment. Your continued employment with the Company is at the Company’s sole discretion (in legal terms, this means that your employment is “at-will”). In other words, either you or the Company can terminate your employment at any time and for any legally permitted reason, with or without cause, and with or without advance notice, and without thereby incurring any liability except as agreed upon under this Agreement, and subject to the conditions set forth herein. Your at will employment is not subject to change or modification of any kind except if in a written agreement approved by the Board and signed by you and a member of the Board.

9. Dispute Resolution.

(a) Obligation to Arbitrate. The Company and you mutually agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, your employment, or the termination of your employment, shall be settled by confidential and binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”); provided, however, that nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including seeking such injunctive relief in connection with breach or potential breach of the PIIA. Any such requests to court for injunctive relief shall be submitted to the state courts of California for the County of Santa Clara. Subject to the foregoing, the arbitrator may grant additional injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) Legal Standards. The arbitrator(s) (and if applicable, the courts) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by the Rules without reference to any other arbitration standards. You hereby consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Costs. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both you and the Company will be responsible for their own attorney’s fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

(d) ACKNOWLEDGEMENT. YOU HAVE READ AND UNDERSTAND THIS SECTION 9, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY CLAIMS ARISING OUT

OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, YOUR EMPLOYMENT, OR THE TERMINATION OF YOUR EMPLOYMENT, TO CONFIDENTIAL, FINAL AND BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS (WITH THE VERY NARROW EXCLUSION SET FORTH ABOVE OF APPLICATION FOR INJUNCTIVE RELIEF TO COURT)

10. Integrated Agreement. This Agreement (together with the PIIA, any stock option agreements and related documents, including the equity compensation plan pursuant to which such options are granted) supersedes any prior agreements (including without limitation the Letter Agreement between you and the Company dated February 14, 2006, and the Amendment to Employment Agreement dated November 7, 2007), representation or promises of any kind, whether written, oral, express or implied, between you and the Company with respect to your employment terms and constitutes the full, complete and exclusive agreement between you and the Company with respect to your employment with the Company.

11. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Board in a signed writing. No waiver by you or by the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. All matters relating to the interpretation or enforcement of this Agreement shall be governed by California law, without regard to its choice of law provisions. For purposes of construing this Agreement, any ambiguity shall not be construed against either party as the drafter.

12. Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

13. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. The Company will take commercially reasonable efforts to ensure that any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) assumes in writing and will be bound by all of the Company’s obligations under this Agreement.

14. Notices. Notices hereunder must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board (if you are in the position of Chief Executive Officer at the time of such notice), or to the Chief Executive Officer at the Company’s corporate headquarters if you are not in the position of Chief Executive Officer at the time of such notice.

15. Legal Advice. You acknowledge that you had the opportunity to discuss this Agreement with and obtain advice from your personal legal counsel, you had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

Please sign below if these terms are acceptable to you, and return the fully signed letter to me within ten (10) business days after receipt.

Understood and Agreed:

EASIC CORPORATION

/s/ Wayne Cantwell
Wayne Cantwell
Director

RONNIE VASISHTA

/s/ Ronnie Vasishta
Signature

10/17/10
Date

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